Exhibit 10.28
Ciena Corporation
Incentive Bonus Plan
     1. Purpose. The purpose of this Incentive Bonus Plan is to foster continuing long-term growth in earnings of Ciena Corporation by rewarding employees for achieving results critical to the Company’s short- and long-term success, as measured by the accomplishment of assigned goals at Company, business unit and individual levels.
     2. Definitions.
(a)	Base Salary — The Participant’s annual base salary rate, before deductions for taxes or benefits, in effect as of the last day of any Bonus Period.

(b)	Bonus Award — An amount awarded to a Participant pursuant to Section 5.

(c)	Bonus Period — Any fiscal period with respect to which the Committee determines that Bonus Awards will be paid under this Plan.

(d)	Bonus Pool — An amount earned in any Bonus Period as determined pursuant to Section 5, from which Bonus Awards may be paid.

(e)	CEO — The Chief Executive Officer of the Company.

(f)	Committee — The Compensation Committee of the Board of Directors of the Company.

(g)	Company — Ciena Corporation, a Delaware corporation.

(h)	Eligible Grade Levels — For each Bonus Period, the positions or personnel grade levels for the Company’s employees whom the Committee determines to be eligible to receive a bonus under this Plan.

(i)	Eligible Employee — For each Bonus Period, a person whether or not an officer or director of the Company or any Subsidiary, who (a) is regularly employed by the Company or a Subsidiary on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or a Subsidiary on a part-time basis, (b) has been employed by the Company or a Subsidiary for the entire Bonus Period and in an Eligible Grade Level at the end of the Bonus Period, (c) is not eligible for the payment of sales commissions, and (d) has not engaged in conduct that the Committee determines to be against the best interests of the Company.

(j)	Financial Goals — Financial Goals for each Bonus Period shall mean the measures of the Company’s financial performance, as determined by the Committee for that Bonus Period, which if achieved would result in the payment of Bonuses.
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(k)	Participant — Each Eligible Employee for an Bonus Period whom the Committee has designated to be a Participant in accordance with Section 3.

(l)	Performance Goals — Performance Goals are specific non-financial measures of performance of the Company, an operating unit of the Company, or particular Eligible Employees, the meeting of which is a condition of the payment of a Bonus.

(m)	Plan — The Incentive Bonus Plan as set forth herein, as from time to time amended.

(n)	Subsidiary — Any corporation (a) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock, (b) over which the Company has effective operating control, or (c) in which the Company has a material interest as determined by the Committee.

(o)	Target Bonus — The targeted amount of Bonus Award established for each Eligible Employee, expressed as a percentage of the Eligible Employee’s Base Salary corresponding to the Eligible Employee’s position or grade level at the end of the applicable Bonus Period, assuming the Financial Goals for such Bonus Period are achieved at the 100% level established by the Committee.
     3. Designation of Participants. The Committee shall designate the Eligible Grade Levels from which it shall select Eligible Employees to become Participants for a Bonus Period. The Committee also shall approve as Participants such other Eligible Employees who are recommended for participation by the CEO. Designation of a person as an Eligible Employee or a Participant for any Bonus Period shall not bind the Committee to designate the person in any other Bonus Period.
     4. Establishment of Financial Goals, Performance Goals, and Target Bonus Percentages. For each Bonus Period, the Committee shall establish in writing (a) the Financial Goals for the Bonus Period, which may consist of a range, (b) the Performance Goals, if any, (c) the Target Bonus percentage for each Eligible Grade Level (or group of Eligible Grade levels), and (d) any formulae for adjusting the Target Bonus percentages for over- or under-achievement of the Financial Goals or the Performance Goals.
     5. Determination of Awards.
(a)	As soon as practicable after the end of each Bonus Period, the Committee shall determine whether the Financial Goals and, to the extent applicable, the Per formance Goals for the Bonus Period were achieved with respect to each Participant, and, if so, at what level of achievement under the formulae established for the Bonus Period.

(b)	If the Committee determines that Financial Goals and Performance Goals for a Bonus Period have been achieved, the Committee is authorized to approve the payment of Bonus Awards corresponding to the level of achievement of the Financial Goals and the Performance Goals.
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     6. Vesting and Payment of Awards
(a)	For any Bonus Period, no Bonus Award shall be payable to a Participant who does not remain an Eligible Employee throughout the Bonus Period or who on the payment date for the Bonus Award has ceased to be an employee of the Company or a Subsidiary; unless
(i)	the Participant’s employment terminates after the end of the Bonus Period but before the payment date, and

(ii)	the termination of employment results from the Participant’s death, disability, or retirement on or after age 65; or as a direct result of the sale of a Subsidiary, affiliate or business unit of the Company, or of a restructuring or realignment plan implemented by the Company;
provided that, the Committee may, in its discretion, authorize the payment of a all or part of a Bonus Award to a Participant who would not otherwise be eligible to receive it as a result of this Section 6(a) if the Committee determines that such a payment is required under the circumstances in the interest of equity. Any Bonus Award payable to a Participant who does not remain an Eligible Employee on the payment date for the Bonus Award shall be made no later than March 15 of the year following the end of the applicable Bonus Period.

(b)	Except to the extent the Participant is or becomes ineligible to receive a Bonus Award pursuant to Section 6(a), Bonus Awards shall be immediately and fully vested upon the Committee’s authorization of payment of awards for the applicable Bonus Period. In general, Bonus Awards shall be paid to Participants within a reasonable time after the Committee’s authorization of such awards.

(c)	All payments made under this Plan shall be subject to any required withholdings.

(d)	Bonus Awards shall be payable solely from the general assets of the Company and its Subsidiaries. No Participant shall have any right to, or interest in, any specific assets of the Company or any Subsidiary in respect of Bonus Awards.
     7. No Assignment. Bonus Awards authorized under this Plan shall be paid only to Participants (or, in the event of a Participant’s death, to the Participant’s heirs). No Bonus Award, nor any part thereof, and no right or claim to any of the moneys payable pursuant to the provisions of this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual payment and delivery of said amount to the Participant and any attempted assignment or other encumbrance or attachment, garnishment, execution or levy shall be of no force or effect, except as otherwise provided by law. Notwithstanding the above, if a Participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the Participant’s guardian or legal representative.
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     8. Employment and Plan Rights. The Plan shall not be deemed to give any Eligible Employee or Participant the right to be retained in the employ of the Company or any Subsidiary, nor shall the Plan interfere with the right of the Company or any Subsidiary to discharge any employee at any time, nor shall the Plan be deemed to give any employee any right to any Bonus Award until such award is authorized in accordance with Section 5.
     9. Administration and Authority. The Plan shall be administered by the Committee except as otherwise provided herein. The Committee shall, consistent with the Plan,
(a)	designate the Eligible Grade Levels, Eligible Employees and Participants in the Plan for each Bonus Period,

(b)	determine the Financial Goals and Performance Goals for each Bonus Period,

(c)	establish Target Bonus percentages for Eligible Employees for each Bonus Period,

(d)	establish Target Bonus percentages for the CEO,

(e)	review and approve Target Bonus percentages for any senior management employees whose compensation is regularly reviewed by it,

(f)	adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings, and

(g)	decide all questions and settle all controversies and disputes which may arise in connection with the Plan.
The Committee may delegate to the CEO such authority and responsibility under the Plan (other than with respect to (d), above) as it may determine to be necessary or desirable. All decisions, determinations and interpretations of the Committee, the CEO or their delegates with respect to the exercise of their respective responsibilities, shall be binding on all parties concerned.
     10. Amendment and Termination. The Board of Directors of the Company, or the Committee, in their absolute discretion, and without notice, may at any time amend or terminate the Plan, provided that no such amendment or termination shall adversely affect the rights of any Participant under any Bonus Award previously paid.
     11. Applicability of Plan Document. The Plan shall be applicable for Bonus Periods beginning on and after May 1, 2006.
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